Exhibit 99.1
Media Inquires: (312) 606-4356
Investor Relations: (312) 606-4125
USG CORPORATION REPORTS RECORD FOURTH QUARTER
2005 NET SALES OF $1.3 BILLION;
CHARGE FOR PLAN TO EXIT BANKRUPTCY RESULTS IN NET LOSS
     Fourth Quarter 2005 vs. Fourth Quarter 2004
▪	Net sales increased $166 million, or 14 percent

▪	Record product shipments
     CHICAGO, January 30, 2006 — USG Corporation (NYSE:USG), a leading building products company, today reported fourth quarter 2005 net sales of $1.3 billion, an increase of $166 million, or 14 percent, compared with the fourth quarter of 2004. USG achieved a record $5.1 billion in net sales for the full year, exceeding the previous year’s record sales by $630 million, or 14 percent. Record shipments of the products sold by the Corporation’s North American Gypsum and Building Products Distribution operating segments, as well as improved selling prices for Sheetrock® Brand gypsum wallboard, boosted results in the fourth quarter and full year of 2005.
     The Corporation’s consolidated results included a pretax charge of $3.1 billion ($1.9 billion, or $43.39 per share, after tax) in the fourth quarter in conjunction with its plan to resolve its asbestos personal injury liability and emerge from bankruptcy. Consequently, net losses of $1.8 billion (or
-more-

USG CORPORATION REPORTS FOURTH QUARTER RESULTS/2
$39.94 per share) and $1.4 billion (or $32.92 per share) were recorded in the fourth quarter and full year 2005, respectively. The charge is related to an increase in USG’s reserve for the estimated cost of resolving asbestos-related liabilities, including asbestos personal injury claims, asbestos property damage claims, and other asbestos related claims and legal expenses. The fourth quarter net loss also included a noncash, after-tax charge of $11 million, or $0.25 per share, ($0.26 per share for the full year 2005) related to the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 47, “Accounting for Conditional Asset Retirements” (FIN 47).
     Excluding these charges, fourth quarter 2005 net earnings were $165 million and earnings per share were $3.70, representing increases of $80 million and $1.73, respectively, versus the prior period. Full year 2005 net earnings excluding the charges were a record $510 million, or $11.70 per share.* This compared with 2004 net earnings and earnings per share of $312 million and $7.26, respectively.
     “USG’s businesses finished the year with solid performance,” said USG Corporation Chairman and CEO, William C. Foote. “We delivered on our promise to profitably grow our core businesses

*	References to net earnings excluding the asbestos charge and change in accounting principle related to the adoption of FIN 47 (“Accounting for Conditional Asset Retirements”) are non-GAAP measures. Management believes this information provides investors with a more useful comparison of the Corporation’s ongoing business performance. See attached schedule, “Reconciliation of Non-GAAP Financial Measures,” for a reconciliation of net earnings before and after the asbestos charge and change in accounting principle.
-more-

USG CORPORATION REPORTS FOURTH QUARTER RESULTS/3
and pursue select growth opportunities, and our continued focus on margin improvement helped us manage persistent cost pressures.”
     USG announced today in a separate press release that it has reached an agreement in its bankruptcy to resolve all present and future asbestos-related personal injury claims. The agreement will be incorporated into a plan of reorganization that, if approved by the courts overseeing USG’s bankruptcy, would allow it to emerge from bankruptcy. “I am pleased that we accomplished what we set out to do when we filed Chapter 11 in 2001. Along the way, we’ve fulfilled our goals of maintaining a strong organization and sustaining our market leadership and operational excellence,” Foote said.
     “The Corporation’s markets continue to look favorable for 2006, with residential construction expected to moderate but remain strong,” Foote added. “In this environment, USG will develop new and innovative products and pursue growth opportunities to further our strategy of creating leading-edge building solutions.”
Business Outlook
     The strong level of growth in new housing and residential remodeling during 2005 resulted in a second consecutive year of all-time record industry shipments of gypsum wallboard. The outlook for the housing markets remains positive in 2006. Housing starts are expected to remain solid, but moderate from last year’s level due to increasing mortgage interest rates, rising inventories of unsold homes and tightening lending standards. Nonetheless, wallboard industry capacity utilization rates are expected to remain high. Commercial markets, the major markets for ceiling products, are expected to grow modestly. Cost pressures, especially relating to prices of energy and raw materials, will likely continue in the near term.
-more-

USG CORPORATION REPORTS FOURTH QUARTER RESULTS/4

Core Business Results

North American Gypsum
     USG’s North American Gypsum business recorded net sales of $851 million, an increase of 17 percent compared with the fourth quarter of 2004. An operating loss of $2.9 billion in the fourth quarter resulted from the previously mentioned $3.1 billion charge associated with its plan to emerge from bankruptcy. Fourth quarter operating profit excluding the charge was $200 million, an increase of $80 million, or 67 percent, compared with $120 million in the same period a year ago.
     United States Gypsum Company net sales of $752 million were $107 million higher in the fourth quarter versus the $645 million attained in last year’s fourth quarter. An operating loss of $2.9 billion in the fourth quarter included the asbestos charge. Excluding the charge, fourth quarter operating profit rose 77 percent to $172 million compared with the same period last year. The increases in net sales and operating profit (excluding the charge) were primarily attributable to higher realized selling prices and record fourth quarter shipments for Sheetrock Brand gypsum wallboard. Also contributing to the improved results was favorable performance for the company’s complementary product lines.
     Strong sales growth in the fourth quarter and the year was driven by a near record level of housing starts and growth in the repair and remodeling segment, fueled by strong existing home sales. As a result, U.S. Gypsum sold record volumes of Sheetrock Brand gypsum wallboard in the fourth quarter and full year. The company’s plants, along with the industry, ran at close to capacity throughout the year, even as the company added production capacity at some of its high-speed
-more-

USG CORPORATION REPORTS FOURTH QUARTER RESULTS/5
plants. U.S. Gypsum’s wallboard shipments in the fourth quarter totaled more than 2.8 billion square feet, up from 2.7 billion square feet in last year’s record fourth quarter. For all of 2005, U.S. Gypsum’s wallboard shipments were 11.3 billion square feet, up 3 percent from last year’s record level.
     While U.S. Gypsum has realized stronger demand, the company has also experienced significant cost pressures, as energy, freight and raw material prices have increased significantly. These cost increases have been offset by increased industry pricing, which reflects the strong demand and high industry utilization rates. U.S. Gypsum’s nationwide average realized price of gypsum wallboard was $155.38 per thousand square feet during the fourth quarter, 18 percent higher than in the same period a year ago and 5 percent higher than in the preceding quarter.
     The gypsum business of Canada-based CGC Inc. reported fourth quarter 2005 net sales of $85 million, an increase of $2 million over the same period a year ago. The increase in sales was due primarily to the favorable effects of currency translation, which offset lower shipments and selling prices for Sheetrock Brand gypsum wallboard. Operating profit was $15 million, the same level attained during last year’s fourth quarter.
Worldwide Ceilings
     USG’s Worldwide Ceilings business reported fourth quarter 2005 net sales and operating profit of $178 million and $15 million, respectively. Net sales improved by $14 million, while operating profit more than doubled compared with last year’s fourth quarter.
     USG Interiors, Inc., USG’s domestic ceilings business, reported net sales of $124 million in the quarter, an increase of $9 million compared with the same period a year ago. Operating profit for the fourth quarter was $11 million versus $2 million in the fourth quarter of 2004. The improvement
-more-

USG CORPORATION REPORTS FOURTH QUARTER RESULTS/6
was due to higher selling prices for ceiling tile, improved grid volumes and the effect of LIFO inventory reserve adjustments.
     USG International reported net sales and operating profit of $51 million and $1 million, respectively, in the fourth quarter of 2005. This compared with net sales of $50 million and operating profit of $3 million for the same period a year ago. The decline in operating profit was due primarily to higher prices for steel used in manufacturing ceiling grid in Europe. The ceilings division of Canada-based CGC Inc. attained net sales of $15 million and $3 million in operating profit. This compared with $11 million in net sales and $2 million in operating profit in last year’s fourth quarter. The improvement in net sales and operating profit was largely attributable to increased shipments and higher prices for ceiling tile and grid, as well as the favorable effects of currency translation.
Building Products Distribution
     L&W Supply Corporation, USG’s building products distribution business, reported record fourth quarter 2005 net sales of $542 million and operating profit of $43 million. Net sales increased $90 million, while operating profit improved by $16 million, compared with the fourth quarter of 2004. The improved results reflect higher selling prices for gypsum wallboard and record fourth quarter sales volumes of gypsum wallboard and complementary products. L&W’s fourth quarter gypsum wallboard prices were up 21 percent compared with the same period last year. Gypsum wallboard shipments increased 17 percent versus the fourth quarter of 2004.
Other Consolidated Information
     Selling and administrative expenses totaled $88 million and $352 million in the fourth quarter and full year 2005, respectively. These expenses were up $9 million versus the fourth quarter of
-more-

USG CORPORATION REPORTS FOURTH QUARTER RESULTS/7
2004 and up $35 million versus all of 2004. For the fourth quarter and full year 2005, selling and administrative expenses as a percent of net sales were 6.6 percent and 6.8 percent, respectively. This compared with the 2004 selling and administrative expenses as a percent of net sales of 6.8 percent and 7.0 percent for the fourth quarter and full year, respectively. The increase in 2005 selling and administrative expenses versus 2004 primarily reflected compensation and benefits, including retention and incentive compensation, and higher funding for marketing and growth initiatives.
     For the fourth quarter, USG’s Chapter 11 reorganization expenses of $2 million reflected $13 million of legal and financial advisory fees, offset largely by $11 million of interest income earned by the USG companies in Chapter 11. Under AICPA Statement of Position 90-7 (“SOP 90-7”), “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” interest income on USG’s bankruptcy-related cash is offset against Chapter 11 reorganization expenses. In 2005, USG’s Chapter 11 reorganization expenses totaled $4 million, reflecting $36 million of legal and financial advisory fees, partially offset by $32 million of bankruptcy-related interest income.
     Interest expense for the fourth quarter and 12 months of 2005 was $1 million and $5 million, the same levels as attained in the respective 2004 periods. Under SOP 90-7, all of USG’s outstanding debt is classified as liabilities subject to compromise, and interest expense on this debt has not been accrued or recorded since USG’s bankruptcy filing.
     As of December 31, 2005, USG had $1.6 billion of cash, cash equivalents, restricted cash and marketable securities, up from $1.2 billion as of December 31, 2004, and $1.5 billion on September 30, 2005. Capital expenditures for the fourth quarter and 12 months of 2005 were $73 million and $198 million, respectively. Capital expenditures for the same periods in 2004 were $58 million and $138 million, respectively.
-more-

USG CORPORATION REPORTS FOURTH QUARTER RESULTS/8
Chapter 11 Reorganization
     USG and its principal domestic subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code on June 25, 2001. This action was taken to resolve asbestos claims in a fair and equitable manner, protect the long-term value of the businesses and maintain their market leadership positions.
     In a separate press release, USG announced today that it has reached an agreement in its bankruptcy to resolve all present and future asbestos-related personal injury claims against USG and its subsidiaries. The agreement was reached with the Asbestos Personal Injury Claimants Committee and the Court-appointed Representative for Future Asbestos Claimants. The agreement to resolve asbestos personal injury claims is also supported by the committees representing both unsecured creditors and stockholders. Additional details regarding USG’s asbestos agreement are available via the USG Web site (www.usg.com) under “Latest News.”
     A conference call and webcast are being held today at 10:00 A.M. Central Time (11:00 A.M. Eastern) during which USG senior management will discuss the agreement, related matters and the corporation’s results of operations. The conference call and presentation will be webcast simultaneously on the USG Web site in the Investor Information section. The dial-in number for the conference call is 1-800-822-4794. After the live webcast, a replay of the webcast will be available on the USG Web site for 30 days. In addition, a telephonic replay of the call will be available for 30 days. The replay dial-in number is 1-888-203-1112, and the passcode is 1544332.
-more-

USG CORPORATION REPORTS FOURTH QUARTER RESULTS/9
     Information regarding the progress of the bankruptcy, as well as the risks, uncertainties and possible consequences for creditors and investors, is disclosed by USG on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.
     USG Corporation is a Fortune 500 company with subsidiaries that are market leaders in their key product groups: gypsum wallboard, joint compound and related gypsum products; cement board; gypsum fiber panels; ceiling panels and grid; and building products distribution. For more information about USG Corporation, visit the USG home page at www.usg.com.
# # #

This press release contains forward-looking statements related to management’s expectations about future conditions. The effects of USG’s Chapter 11 reorganization and the conduct, outcome and costs of the Chapter 11 cases, including the ultimate outcome and costs associated with the corporation’s agreement to resolve its asbestos liabilities, may differ from management’s expectations. Actual business, market or other conditions may also differ from management’s expectations and accordingly affect the corporation’s sales and profitability or other results. Actual results may differ due to various other factors, including economic conditions such as the levels of construction activity, employment levels, interest rates, currency exchange rates and consumer confidence; competitive conditions such as price and product competition; shortages in raw materials; increases in raw material and energy and employee benefit costs; loss of one or more major customers; and the unpredictable effects of acts of terrorism or war upon domestic and international economies and financial markets; and acts of God. USG Corporation assumes no obligation to update any forward-looking information contained in this press release.
-more-

USG CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(dollars in millions except per share data)
(Unaudited)

	Three Months		Twelve Months
	ended December 31,		ended December 31,
	2005	2004	2005	2004
Net sales	$1,335	$1,169	$5,139	$4,509

Cost of products sold	1,015	953	4,037	3,672

Gross profit	320	216	1,102	837

Selling and administrative expenses	88	79	352	317

Provision for asbestos claims	3,100	—	3,100	—

Chapter 11 reorganization expenses	2	2	4	12

Operating profit (loss)	(2,870)	135	(2,354)	508

Interest expense	1	1	5	5

Interest income	(3)	(2)	(10)	(6)

Other (income) expense, net	(1)	(3)	—	—

Earnings (loss) before income taxes and cumulative effect of accounting change	(2,867)	139	(2,349)	509

Income taxes (benefit)	(1,097)	54	(924)	197

Earnings (loss) before cumulative effect of accounting change	(1,770)	85	(1,425)	312

Cumulative effect of accounting change	(11)	—	(11)	—

Net earnings (loss)	(1,781)	85	(1,436)	312

Basic earnings (loss) per common share:
Before cumulative effect of accounting change	(39.69)	1.98	(32.67)	7.26
Cumulative effect of accounting change	(0.25)	—	(0.26)	—

Basic earnings (loss) per common share *	(39.94)	1.98	(32.92)	7.26

Diluted earnings (loss) per common share:
Before cumulative effect of accounting change	(39.69)	1.97	(32.67)	7.26
Cumulative effect of accounting change	(0.25)	—	(0.26)	—

Diluted earnings (loss) per common share *	(39.94)	1.97	(32.92)	7.26

Other Information:
Depreciation, depletion and amortization	33	37	125	120
Capital expenditures	73	58	198	138

Average common shares	44,598,138	43,092,836	43,622,219	43,024,534
Average diluted common shares	44,598,138	43,236,878	43,622,219	43,024,534

*	The sum of the components may not be the same as the total.

USG CORPORATION
CORE BUSINESS RESULTS
(dollars in millions)
(Unaudited)

	Three Months		Twelve Months
	ended December 31,		ended December 31,
	2005	2004	2005	2004
Net Sales:

North American Gypsum:
U.S. Gypsum Company	$752	$645	$2,881	$2,474
CGC Inc. (gypsum)	85	83	323	297
Other subsidiaries*	67	49	224	178
Eliminations	(53)	(49)	(206)	(196)

Total	851	728	3,222	2,753

Worldwide Ceilings:
USG Interiors, Inc.	124	115	489	488
USG International	51	50	210	200
CGC Inc. (ceilings)	15	11	55	51
Eliminations	(12)	(12)	(47)	(51)

Total	178	164	707	688

Building Products Distribution:
L&W Supply Corporation	542	452	2,048	1,738

Eliminations	(236)	(175)	(838)	(670)

Total USG Corporation	1,335	1,169	5,139	4,509

Operating Profit (Loss):

North American Gypsum:
U.S. Gypsum Company	(2,928)	97	(2,557)	348
CGC Inc. (gypsum)	15	15	53	49
Other subsidiaries*	13	8	38	31

Total	(2,900)	120	(2,466)	428

Worldwide Ceilings:
USG Interiors, Inc.	11	2	43	42
USG International	1	3	9	12
CGC Inc. (ceilings)	3	2	10	8

Total	15	7	62	62

Building Products Distribution:
L&W Supply Corporation	43	27	149	103

Corporate	(22)	(17)	(90)	(73)
Chapter 11 reorganization expenses	(2)	(2)	(4)	(12)
Eliminations	(4)	—	(5)	—

Total USG Corporation	(2,870)	135	(2,354)	508

*	Includes USG Mexico, S.A. de C.V., a building products business in Mexico, Gypsum Transportation Limited, a shipping company in Bermuda, and USG Canadian Mining Ltd., a mining operation in Nova Scotia.

USG CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(Unaudited)

	As of	As of
	December 31,	December 31,
	2005	2004
Assets
Current Assets:
Cash and cash equivalents	$936	$756
Short-term marketable securities	234	138
Restricted cash	78	43
Receivables (net of reserves — $14 and $14)	453	413
Inventories	315	338
Income taxes receivable	6	24
Deferred income taxes	2	25
Other current assets	155	53

Total current assets	2,179	1,790

Long-term marketable securities	329	312
Property, plant and equipment (net of accumulated depreciation and depletion — $982 and $878)	1,946	1,853
Deferred income taxes	1,423	152
Goodwill	64	43
Other assets	201	128

Total Assets	6,142	4,278

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	281	270
Accrued expenses	275	224
Current portion of long-term debt	—	1
Deferred income taxes	6	—
Income taxes payable	38	75

Total current liabilities	600	570

Deferred income taxes	28	25
Other liabilities	476	417
Liabilities subject to compromise	5,340	2,242

Commitments and contingencies

Stockholders’ Equity:
Preferred stock	—	—
Common stock	5	5
Treasury stock	(219)	(256)
Capital received in excess of par value	435	417
Accumulated other comprehensive income	72	17
Retained earnings (deficit)	(595)	841

Total stockholders’ equity (deficit)	(302)	1,024

Total Liabilities and Stockholders’ Equity	6,142	4,278

USG CORPORATION
Reconciliation of Non-GAAP Financial Measures
(dollars in millions except per share data)
(Unaudited)

Three Months ended December 31, 2005:

Reported net loss	$(1,781)
Provision for asbestos claims, net of tax	1,935
Accounting change for FIN 47, net of tax	11

Net earnings excluding asbestos and accounting change	165

Earnings (Loss) Per Common Share:
Reported net loss	$(39.94)
Provision for asbestos claims, net of tax	43.39
Accounting change for FIN 47, net of tax	0.25

Net earnings excluding asbestos and accounting change	3.70

Average common shares (000)	44,598

Twelve Months ended December 31, 2005:

Reported net loss	$(1,436)
Provision for asbestos claims, net of tax	1,935
Accounting change for FIN 47, net of tax	11

Net earnings excluding asbestos and accounting change	510

Earnings (Loss) Per Common Share:
Reported net loss	$(32.92)
Provision for asbestos claims, net of tax	44.36
Accounting change for FIN 47, net of tax	0.26

Net earnings excluding asbestos and accounting change	11.70

Average common shares (000)	43,622
References to net earnings excluding the asbestos charge and change in accounting principle related to the adoption of FIN 47 (“Accounting for Conditional Asset Retirements”) are non-GAAP measures. Management believes this information provides investors with a more useful comparison of the Corporation’s ongoing business performance.